Exhibit 10.1
TRANSITION SERVICES AGREEMENT
THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of this ___ day of June, 2006 (the “Effective Date”), by and between CNL HOTELS & RESORTS, INC. (“Customer”), and CNL FINANCIAL GROUP, INC. (“Service Provider”).  (Customer and Service Provider may be referred to herein as a “Party” and collectively as the “Parties”).
Preliminary Statement
WHEREAS, Customer desires that Service Provider provide certain services to Customer upon the terms and subject to the conditions of this Agreement; and
WHEREAS, Service Provider is willing to provide such services to Customer upon the terms and subject to the conditions of this Agreement.
NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, Customer and Service Provider agree as follows:
1.                  Services.  Service Provider, directly or through its subsidiaries, shall provide, or cause to be provided, the services for Customer as are more particularly described in Schedule “A” attached hereto and made a part hereof (collectively, the “Services”).  (As used herein, the term “Service Provider” shall include any such subsidiaries providing any Services.).  The Services and Fees set forth on Schedule “A” attached hereto accurately describe the Services being provided to Customer by Service Provider and/or its subsidiaries, and the fees being charged for such Services as of the Effective Date (as defined in Section 3 below).  The Fees and rates payable by Customer hereunder for all of the Services other than Legal Services are at Service Provider’s historical cost without any profit mark-up and are the same Fees or rates that Service Provider charges to its other customers (which are all either subsidiaries or other affiliates of Service Provider), and the Fees payable by Customer hereunder for Legal Services are an annual fixed amount agreed upon in advance by Customer and Service Provider without any profit mark-up.  All Services provided by Service Provider hereunder shall be provided promptly and in a first-class, professional manner, consistent with the manner and level of care with which such services were provided by Service Provider to Customer on March 31, 2006 and consistent with industry standards for provision of such services.  Notwithstanding anything in this Agreement to the contrary, all Services to be provided by Service Provider pursuant to this Agreement will be rendered solely for purposes of providing operational and other support to Customer in the conduct of Customer’s business, and all decisions requiring the business judgment of the officers, directors and other appropriate management personnel of Customer shall at all times remain in their sole and exclusive discretion.
2.                  Compensation.  As compensation for the Services to be provided by Service Provider to Customer hereunder, Customer shall pay those fees on Schedule “A” (collectively, the “Fees”).  Within fifteen (15) days after the end of each month, Service Provider will submit one invoice to Customer for the Fees (the “Invoice’), together with reasonable documentation supporting each of the invoiced amounts.  Service Provider shall maintain accurate and complete books of account necessary to support the amounts set forth on all Invoices, and Service Provider shall furnish to Customer such additional documentation supporting an Invoice or the calculation of the Fees thereon as Customer shall reasonably request in writing.  All Fees shall be payable monthly within thirty (30) days after receipt by Customer of the Invoice for the Services provided.  Any delinquent Fees shall accrue interest at the “prime rate”, as published in The Wall Street Journal from time to time, plus two percent (2%), per annum, until paid in full.

3.                  Term and Termination.  The term of this Agreement shall commence on the Effective Date, and shall continue for an initial term terminating the later of nine (9) months from the Effective Date or March 31, 2007 (the “Initial Term”).  Customer, at its option, may terminate this Agreement in its entirety at the end of any term upon ninety (90) days prior written notice to Service Provider (the “Termination Notice”).  Following the Initial Term, if no Termination Notice is timely given, then, solely with respect to any Services not otherwise previously terminated as provided hereunder, the term of this Agreement shall automatically be extended for successive six (6) month periods until a Termination Notice is timely given.  Subject to its obligations to make payments pursuant to this Agreement for Services previously rendered, Customer, at its sole option, may terminate any or all Services, other than the Investor Relations / Call Center and Legal Services, either in whole or in part, under this Agreement upon thirty (30) business days prior written notice to Service Provider, and Customer, at its sole option, may terminate the Investor Relations / Call Center and/or the Legal Services (part (A) or part (B) or both), upon ninety (90) days written notice to Service Provider.  Upon the termination of all Services by Customer, this Agreement shall automatically terminate provided that Customer has paid in full for all Services previously rendered.  Notwithstanding the foregoing, (a) Service Provider may terminate this entire Agreement at any time in its sole discretion, without penalty or other cost, upon giving at least one hundred and eighty (180) days prior written notice to Customer; (b) either Party may terminate this Agreement upon giving written notice to the other Party in the event that (i) the other Party becomes insolvent, (ii) the other Party makes a general assignment for the benefit of its creditors, or (iii) if a voluntary or involuntary petition under the United States Bankruptcy Code is filed regarding the other Party; or (c) if the Customer fails to pay the Fees within the time specified under this Agreement, then Service Provider may terminate this Agreement upon giving written notice to Customer if such default has continued for a period of thirty (30) days after Service Provider gave written notice of such default to Customer.  Notwithstanding the foregoing, (y) the Service Provider shall not be obligated to provide the Software Services (as described on Schedule “A” attached hereto) to Customer after September 30, 2006; and (z) in the event of any termination of this Agreement or any of the Services for any reason, Service Provider shall use commercially reasonable efforts to cooperate with any third-party and/or Customer in the transition of such Services for a reasonable period of time following such termination not to exceed thirty (30) days from such termination date.  Nothing in this Agreement shall prevent Customer from engaging other service providers to provide any or all of the Services or from “in-sourcing” any or all of the Services, and any such activity shall not waive or alter any of Customer’s rights under this Agreement; provided, however, that this provision shall not relieve Customer of its obligation to provide Service Provider with the appropriate notice of termination of any such Services within the time periods specified above and to pay the Fees for Services rendered by Service Provider pursuant to this Agreement.

4.                  Indemnification.  Service Provider agrees to indemnify Customer, its subsidiaries and their officers, directors, employees, agents, successors and assigns for and hold them harmless from any liabilities, losses, damages, costs and expenses (including reasonable attorney’s fees) incurred by them arising out of the provision of the Services by Service Provider or its officers, directors, employees or other representatives and resulting from its or their gross negligence or willful misconduct.  The provisions of this Section 4 shall survive the termination or expiration of this Agreement.
5.                  Insurance.  During the term of this Agreement and for two (2) years after the termination or expiration of this Agreement, Service Provider shall maintain in full force and effect on its behalf, and on behalf of any of its subsidiaries providing the Services hereunder (the “Subsidiaries”), insurance with responsible and reputable insurance companies with respect to its and their respective properties and business, in such amounts and covering such risks as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated, including, without limitation, a general commercial liability insurance policy which shall insure Service Provider and the Subsidiaries against claims for up to $2,000,000.  Upon written request by Customer, Service Provider shall furnish Customer a certificate of insurance evidencing the insurance coverage required under this Section 5.  Service Provider shall notify Customer in advance of any termination, cancellation, nonrenewal or material modification of any such insurance coverage.  The provisions of this Section 5 shall survive the termination or expiration of this Agreement.
6.                  Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF.  SERVICE PROVIDER’S LIABILITY TO CUSTOMER, IF ANY, SHALL IN NO EVENT EXCEED THE TOTAL AMOUNT OF COMPENSATION PAID TO SERVICE PROVIDER HEREUNDER BY CUSTOMER EXCEPT IN THE EVENT OF FRAUD, WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR BAD FAITH BY SERVICE PROVIDER OR THE APPLICABLE SUBSIDIARY, AS THE CASE MAY BE.  FURTHERMORE, IN NO EVENT SHALL SERVICE PROVIDER BE LIABLE TO CUSTOMER FOR ANY DAMAGES RESULTING FROM OR RELATED TO ANY DELAY BY SERVICE PROVIDER IN THE PERFORMANCE OF SERVICES UNDER THIS AGREEMENT SOLELY DUE TO EVENTS OR ACTS BEYOND SERVICE PROVIDER’S CONTROL AND SO LONG AS SERVICE PROVIDER SHALL HAVE USED COMMERCIALLY REASONABLE EFFORTS TO MITIGATE THE EFFECTS OF SUCH EVENTS OR ACTS TO THE EXTENT SERVICE PROVIDER WAS ABLE TO DO SO.
7.                  Employees/Independent Contractor.  With respect to a particular Service, Service Provider shall be responsible for selecting the employees who will perform any particular Service and administering such employees (i.e. setting such employees’ hours of work, establishing compensation structure, work load balancing, etc.).  Customer shall have the right to assist Service Provider in directing the employees assigned to perform specific Services with respect to the substance of their work and for determining authorization levels governing each particular Service and the disbursement of any of Customer’s funds that Service Provider’s employees will have the right to commit for any Service hereunder.  Service Provider shall act as an independent contractor and not as the agent of Customer in performing the Services, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign.  No employee of Service Provider performing Services shall be considered an employee of Customer or any of its affiliates until such time, if ever, as they accept Customer’s offer of employment.  Furthermore, Service Provider shall not subcontract any of the Services without the prior written approval of Customer, provided, however, that certain Services may be performed by one or more Subsidiaries (as defined in Section 5 above).  Service Provider shall, and shall cause its employees to, observe and comply in all material respects with any and all laws bearing on the performance of the Services, including but not limited to (as applicable), the Occupational Safety & Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, Title VII of the Civil Rights Acts of 1964 and 1991, the Age Discrimination in Employment Act, the Americans with Disability Act and Executive Order 11246, as amended (including Equal Opportunity and Nondiscrimination provisions thereof), FIFRA and all environmental laws pertinent to the performance of the Services.

8.                  Taxes.  Service Provider shall be paid the Fees provided for in Schedule "A” without withholding for any taxes.  In the event that there are any sales or similar taxes required to be paid on the Services or on this Agreement (other than federal or state income taxes) (“Taxes”), then Customer shall be responsible for payment of any such Taxes.  If any Taxes are paid by Service Provider on this Agreement or the Services, then Service Provider shall be entitled to provide reasonably detailed written invoices to Customer for the amount of such Taxes, and Customer shall pay such invoices within thirty (30) days following receipt thereof.  Any delinquent payment by Customer shall accrue interest as set forth in Section 2 above.
9.                  Sarbanes-Oxley Act Compliance.  In connection with Customer’s responsibility to maintain effective internal controls as required by the Sarbanes-Oxley Act of 2002, Service Provider shall furnish to Customer copies of Service Provider’s applicable policies, procedures, internal controls, and other such documentation as Customer shall reasonably request in writing pertaining to the Services provided hereunder as shall be necessary for Customer to comply with the Sarbanes-Oxley Act, including, but not limited to, activities required by the Public Company Accounting Oversight Board (the “PCAOB”) in its release 2004-1, or other similar guidance promulgated by the PCAOB or other regulatory agency having jurisdiction over Customer.  Customer shall promptly reimburse Service Provider for the reasonable out of pocket costs and expenses incurred by Service Provider in complying with this Section 9 upon its receipt of an invoice from Service Provider.  Any documents or information furnished to Customer by Service Provider pursuant to this Section 9 shall be treated as “Confidential Information” pursuant to Section 19 below.
10.              Notices.  Any notice, approval, request, authorization, consent, or other communication required or permitted under this Agreement shall be given in writing and shall be deemed to be given when delivered in person, sent by facsimile transmission on a business day, with proof of receipt, or two (2) business days after being deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, to the intended recipient as set forth below:

If to Customer: CNL Hotels & Resorts, Inc. 420 South Orange Avenue Suite 700 Orlando, FL 32801-3313 Attention: Chief Financial Officer Fax: 407-835-3229	If to Service Provider: CNL Financial Group, Inc. CNL Center at City Commons 450 S. Orange Avenue 14th Floor Orlando, FL 32801 Attention: Chief Financial Officer Fax: 407-650-1199

With a copy to: General Counsel Fax: 407-540-2702
Either Party may change its address or facsimile number specified above by giving the other Party notice of such change in accordance with this Section 10.
11.              No Third Party Beneficiaries.  Notwithstanding anything to the contrary in this Agreement, the Parties do not intend any person or entity not a party to this Agreement to be a beneficiary of any provision of this Agreement, and no provision of this Agreement shall be interpreted or construed as being for the benefit of any third party. Further, no third party shall by virtue of any provision of this Agreement have a right to action or an enforceable legal remedy against either Party to this Agreement.
12.              Non-Waiver.  The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver to any extent of such Party’s right to assert or rely upon any such provision or right in that or any other instance.
13.              Assignment; Binding Effect.  Neither Party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other Party; provided, however, that (a) certain Services may be performed by one or more subsidiaries of Service Provider, and (b) Customer may assign its rights under this Agreement (i) to a direct or indirect wholly-owned subsidiary upon written notice to Service Provider, provided further, that in such event Customer shall remain liable for the payment of the Fees due hereunder, (ii) by operation of law, or (iii) to any successor corporate entity.  Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and permitted assigns.
14.              Entire Agreement.  This Agreement and Schedule “A” attached hereto set forth the entire agreement of the Parties with regard to the subject matter hereof, and supersede any and all prior representations, statements or agreements of the Parties with respect to such subject matter.

15.              Amendment.  No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by both of the Parties hereto.
16.              Legal Compliance.  Service Provider will, at its sole cost and expense, comply with all federal, state, and local laws, rules, regulations, and ordinances affecting the Services provided under this Agreement.
17.              Governing Law.  This Agreement shall be interpreted and construed under the laws of the State of Florida, and will be deemed for such purposes to have been made, executed, and performed in the State of Florida.
18.              Savings Clause.  The invalidity or unenforceability of any particular provision of this Agreement shall not invalidate any other provision of this Agreement and the Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted provided that all of the essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.
19.              Confidentiality.
(a)                For purposes of this Section 19:  (i) “Confidential Information” means all trade secrets or other confidential or proprietary information, financial or otherwise, about the business, affairs, and assets of a Party and its Affiliates; (ii) “Affiliate” means any entity that, directly or indirectly, is in control of, is controlled by, or is under common control with (A) a Party or (B) James M. Seneff, Jr., individually or jointly with his wife; (iii) “Controlled Affiliates” means with respect to a Party, any entity that directly or indirectly is controlled by such Party; (iv) an entity shall be deemed to be “controlled by” a person if the person possesses, directly or indirectly, the power to either (A) vote 50% or more of the securities (including, without limitation, convertible securities) having ordinary voting power, or (B) direct or cause the direction of the management or policies of such entity whether by contract or otherwise, and (v) “Representative” means the employees, contractors, agents, directors, officers, legal counsel, accountants and financial advisors of a party.
(b)               A Party, a Party’s Controlled Affiliates, and the Representatives of a Party and the Party’s Controlled Affiliates will not disclose or use any Confidential Information which is furnished, or to be furnished, to it (each a “Receiving Party”) by the other Party (the “Disclosing Party”) or any of the Representatives or Affiliates of the Disclosing Party at any time or in any manner other than as permitted by this Agreement.
(c)                Notwithstanding the prohibition in Section 19 above, the Receiving Party shall be entitled to disclose Confidential Information:  (i) to its Controlled Affiliates and to its and its Controlled Affiliates’ Representatives, to the extent necessary to permit such Controlled Affiliates and Representatives to assist the Receiving Party in performing the conduct of its business, (ii) to the extent such information becomes publicly available through no fault of the Receiving Party, any of Receiving Party’s Controlled Affiliates or the Representatives of the Receiving Party or the Receiving Party’s Controlled Affiliates; or (iii) as compelled or required by applicable law, a valid subpoena, or other legal mandate; provided, however, (A) in the event that the Receiving Party or any of Receiving Party’s Controlled Affiliates or the Representatives of the Receiving Party or the Receiving Party’s Controlled Affiliates receives such a subpoena or other legal mandate, it shall provide the Disclosing Party with prompt written notice of same as far in advance as practicable of the date such party is required to make such disclosure, and (B) Customer shall use commercially reasonable efforts to have the fees in Schedule “A” hereto redacted from any filing of this Agreement with a governmental body or agency.

(d)               Upon a termination of this Agreement, each Receiving Party shall return, in the manner directed by the Disclosing Party, the Confidential Information that has been furnished to such Receiving Party, such Receiving Party shall destroy copies of all materials that contain Confidential Information or portions of Confidential Information, in whatever form or medium such copies or portions are contained (provided that, with respect to electronic copies, destruction shall be required only to the extent reasonably practicable), and the Receiving Party shall furnish to the Disclosing Party a certificate to the reasonable satisfaction of the Disclosing Party certifying that such destruction has taken place.
(e)                Notwithstanding anything herein to the contrary (including elsewhere in this Section 19), Service Provider shall take all commercially reasonable steps and follow all reasonable direction from Customer in order to protect the confidentiality, and any privileged nature of, any information provide to, or generated by, Service Provider in connection with the performance of the Legal Services.
(f)                 The provisions of this Section 19 shall survive the termination or expiration of this Agreement.
20.              Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.
21.              Attorneys Fees.  In connection with any litigation, including appellate proceedings or bankruptcy proceedings, arising under this Agreement, the prevailing party in such litigation shall be entitled to recover reasonable attorney’s fees and costs from the non-prevailing party.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have duly executed this Transition Services Agreement effective as of the Effective Date.

“Customer”
CNL HOTELS & RESORTS, INC.

By:	/s/ Greerson G. McMullen
Name: Greerson G. McMullen
Title: Senior Vice President, General Counsel and Corporate Secretary

“Service Provider”
CNL FINANCIAL GROUP, INC.

By:	/s/ James M. Seneff, Jr.
Name: James M. Seneff, Jr.
Title: Chief Executive Officer

SCHEDULE “A”
SERVICES
Service	Summary Description	Fee
Software Services	Provide access to Oracle Financial enterprise resource planning system. Provide Oracle database administration support.	$155 per hour for database administration based on actual hours used by Customer; 33.33% allocation of Oracle outsourcing cost (Customer’s portion approximately $6,000 per month)
Investor Relations / Call Center Services
Investor Relations: Maintain and update investor database as necessary (address changes, etc.), facilitate transfers for investors, process distributions to investors including calculation, payment and mailing, facilitate redemptions and the Distribution Reinvestment Plan (DRP), facilitate mailing to investors as necessary (such as quarterly mailings to New York investors and quarterly reports), assist with proxy solicitation process as necessary.
Call Center: Answer calls received from registered representatives of broker/dealer firms and investors.  Questions range from answering historical performance questions, questions re: distributions, tax information, current events, etc.  The Call Center also assists investors or their financial advisors with processes, such as how to complete a transfer, how to participate in the DRP or how to redeem shares, and provides items requested by investors and/or their financial advisors (such as copies of tax information).

Proportionate allocation of the direct cost of compensation, benefits and direct overhead expenses of the Service Provider’s associates (employees) providing the services based upon the number of investors attributable to Customer relative to the total number of investors being serviced by Service Provider.  (Estimated annual fee is $850,000).

Legal Services
Service Provider’s Office of General Counsel provides:  assistance with retention and management of outside legal counsel; negotiation of fee discounts with outside legal counsel; bill review, billing guideline compliance, and processing and tracking of bills from outside legal counsel.
$80,000 annually paid in twelve equal monthly installments of $6,667.